Exhibit 10.4
June 16, 2006
Kathleen E. McDermott
29 East Churchill Drive
Salt Lake City, UT 84103
Dear Ms. McDermott:
     This letter agreement (the “Agreement”) will confirm our understanding regarding your separation from Nash Finch Company (the “Company”).
SECTION 1
RESIGNATION
     The effective date of your resignation as an executive officer of the Company, as an officer and director of its Affiliates (as defined in subsection 5.2) and as an officer and director of the NFC Foundation is February 14, 2006, and the effective date of your resignation from employment with the Company and its Affiliates is February 28, 2006 (your “Termination Date”). Commencing on February 14, 2006, you had no authority to bind the Company.
SECTION 2
PAYMENTS, BENEFITS AND RIGHTS
     2.1. Unpaid Salary and Unused Vacation. The Company has paid you (a) the amount of all earned and previously unpaid base salary for the period ending on your Termination Date and (b) an amount equal to the cash equivalent of your unused accrued vacation as of your Termination Date, and which is in settlement of any and all vacation that you have accrued, and to which you are entitled from the Company. You will not accrue or be entitled to any vacation after your Termination Date.
     2.2. Benefits, Generally.
(a)	Cessation of Benefits. Your active participation in the employee benefit plans maintained by the Company and its Affiliates will cease as of your Termination Date, subject to your right to elect continuation coverage under the Company’s group medical, dental and vision benefits plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
(b)	Indemnification. You will continue to be eligible for indemnification pursuant to the existing Indemnification Agreement between you and the Company dated April 16, 2002. The terms and conditions of the Indemnification Agreement are in full force and effect and are unchanged by this Agreement.
(c)	Withholding With Respect to Restricted Shares. You acknowledge and agree that you are liable for payment of the applicable withholding taxes of $2,517.68 with respect to the two hundred ten (210) shares of restricted Company Common Stock that vested on or about February 23, 2006, and your ownership of those shares is subject to your payment of that withholding obligation.
(d)	Eligibility for Benefits. Except as otherwise provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, you shall be entitled to benefits after your Termination Date under the employee benefit plans and arrangements maintained by the Company and its Affiliates, as in effect from time to time, based on the benefits you earned up to your Termination Date under those benefit plans and arrangements, and based on the fact that your employment with the Company ceased on your Termination Date. A schedule of your benefits under such plans and arrangements is set forth in Exhibit 1 to this Agreement.
     2.3. Benefits after Termination. You shall be entitled to compensation, benefits, payments, and distributions from the Company in accordance with this Section 2.3.
(a)	Severance Payments. Subject to the terms of this Agreement, you shall be entitled to Severance Payments (the “Severance Payments”) as described in this subsection (a):
(i)	On the first regular payday after the Initial Payment Date, you will receive an initial Severance Payment of $147,500.00 On each regular weekly payday thereafter, you will receive an additional Severance Payment installment of $5,673.08. The payments shall continue until the Payment Termination Date. In no event shall the aggregate gross Severance Payments exceed $295,000.

(ii)	The Severance Payments shall not be considered compensation or earnings for purposes of any employee benefit plan or arrangement of the Company and its Affiliates.
(b)	Medical Benefits. For the period beginning on your Termination Date, and ending on the earlier of (i) the Payment Termination Date, or (ii) the date on which your COBRA continuation coverage period otherwise ends in accordance with COBRA, you shall be entitled to COBRA continuation coverage under the group medical, dental and vision benefits plans of the Company and its Affiliates in accordance with COBRA (provided you properly and timely elect such COBRA coverage) at a monthly cost equal to the monthly cost applicable to active employees of the Company. Such period of subsidized COBRA coverage shall be counted toward, and shall not be in addition to or otherwise extend the duration of, the maximum COBRA period applicable to you, your spouse or any of your dependents, and such period of subsidized COBRA coverage shall not in any way amplify the benefits to which you are entitled under COBRA. With respect to the COBRA premiums you pay during the period commencing with your Termination Date and ending on the date this Agreement becomes final and binding as described in subsection 4.1, the Company shall reimburse you an amount equal to the difference between the aggregate COBRA premiums you paid during such period for the COBRA coverage you elected and the aggregate active employee premiums for the same coverage during such period.

(c)	Life Insurance. You will be eligible for life insurance coverage under the Company’s group term life insurance policy until the one-year anniversary following the Termination Date or, if earlier, on the date on which you obtain other employment. The life insurance coverage shall be at the same level as you had in place on the Termination Date.
(d)	Legal Fees. The Company will reimburse you up to $5,000 for the reasonable legal fees you incur in connection with the negotiation of the Agreement. Such reimbursement shall be made as soon as practicable after the later of the Initial Payment Date or the date on which you have submitted evidence to the Company of having incurred such fees.
     2.4. Withholding. All amounts otherwise payable under the Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement; provided that reimbursement of your legal fees in connection with the negotiation of this Agreement, as described in subsection 2.3(d), shall not be subject to withholding.
     2.5. Other Payments. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, you shall be entitled to no compensation, benefits or other payments or distributions, and references in the Executive Release to the release of claims against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its Affiliates.
     2.6. Mitigation, Alienation, and Set-Off.
(a)	Should you obtain employment in a new position that is substantially comparable to your former position as General Counsel of the Company prior to the first anniversary of your Termination Date, you shall promptly notify the Company in writing and the Company’s remaining obligation to make the Severance Payments described in subsection 2.3(a), above, shall cease. For purposes of this subsection 2.6(a), a new position is “substantially comparable” to your former position as General Counsel with the Company if the annual salary associated with the new position are nearly equivalent to or greater than your salary at the time of your resignation from employment with the Company. Neither this subsection 2.6(a) nor any other provision of this Agreement in any way obligates you to search for or accept any new position. As a condition of continued receipt of Severance Payments, the Company may require that you certify that you have not obtained employment as described in this subsection 2.6(a).
(b)	The Company shall be entitled to set off against the amounts payable to you under this Agreement any amounts owed to the Company by you, provided that the Company provides to you reasonable documentation of such amounts that it asserts are owed to the Company by you.
(c)	This Agreement is personal to you and may not be assigned by you without the written consent of the Company. Your interests under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of you or your beneficiaries.

     2.7. Initial Payment Date. For purposes of this Agreement, the “Initial Payment Date” shall be the first business day following the later of (a) the expiration of your right to revoke the execution of this Agreement in accordance with subsection 2(d) of Exhibit 2 (relating to the Executive Release) of this Agreement (which period of permitted revocation is sixteen (16) days from the date of execution of this Agreement, as set forth in such subsection 2(d)) and in no event earlier than the first business day following the day on which you have (i) returned to the Company all property belonging to the Company and its Affiliates in accordance with subsection 3.1 and (ii) satisfied your withholding obligation in accordance with subsection 2.2(c) or (b) the six- (6-) month anniversary of your Termination Date.
     2.8. Payment Termination Date. The “Payment Termination Date” shall be the earliest to occur of: (a) the date on which you are employed by a new employer as described in subsection 2.6(a); (b) the date you receive the 26th weekly Severance Payment installment of $5,673.08 as described in subsection 2.3(a)(i); (c) the date of your death; or (d) the date, if any, of any breach by you of the provisions of Section 3. The occurrence of a Payment Termination Date by reason of a breach of this Agreement shall be in addition to, and not in lieu of, any other remedies to which the Company may be entitled by reason of your breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Payment Termination Date occurs prior to the date the initial Severance Payment of $147,500.00 is to be made, that initial Severance Payment shall be reduced to an amount equal to the product of (i) the number of full weeks between the Termination Date and the Payment Termination Date and (ii) $5,673.08.
     2.9. Access to Company Computers. You acknowledge that, pursuant to the Company’s handbook and code of business conduct, the Company’s e-mail and computer system is the property of the Company. However, within thirty (30) days after the Executive Release and Waiver attached as Exhibit 2 becomes effective, the Company will provide you with electronic copies of the following personal documents from Lotus Notes and the personal computer that you used that you used during your employment:
•	Your Lotus Notes address book, except for those entries that the Company reasonably determines to be purely business-related;

•	Electronic copies of personal photos stored in your computer Desktop;

•	E-mail folders identified with the terms “Christmas,” “Murray,” “McDermott,” and “passwords,” or substantially similar terms, except for such information in these folders that the Company reasonably determines to be purely business-related; and

•	Personal documents stored on the P Drive and the C Drive and folders identified with the terms “Kathy,” “McDermott,” “Murray,” “Katie, “Mary Rose” and “personal,” including documents that may be found within subfolders under files labeled “my documents,” except for such documents in these folders that the Company reasonably determines to be purely business-related.
Within thirty (30) days after the Executive Release and Waiver attached as Exhibit 2 becomes effective, the Company will also provide you with a list of folders created by you on the P Drive and C Drive and in Lotus Notes. You may, within twenty (20) days of receiving such list of folders, submit to the Company a written request for additional documents, and the Company will provide to you electronic copies of such documents within twenty (20) days of receiving your written request, if the Company reasonably determines that such documents are personal. You will not have access to the Company’s email or computer system on either a supervised or unsupervised basis.
SECTION 3
REPRESENTATIONS AND COVENANTS
     3.1. Return of Company Property. You represent and warrant that you have (a) removed your personal effects from your office at the Company, (b) vacated such office, (c) returned to the Company all property of the Company and its Affiliates, including, without limitation, the Company laptop computer and BlackBerry that the Company provided for your use while you were an employee and executive officer of the Company, any keys, credit cards, passes, files, confidential documents or material, or other property belonging to the Company or the Affiliates, and (d) returned all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any trade secrets relating to the Company or the Affiliates. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Minnesota Uniform Trade Secrets Act, Chapter 325C, or, if such act is repealed, the Uniform Trade Secrets Act (on which the Minnesota statute is based). You further represent and warrant that (i) prior to your Termination Date, you have not deleted or altered any documents, files or information in the Company laptop computer or BlackBerry, or in the Company’s electronic or other records, or duplicated, downloaded or otherwise retained any documents, files or other information belonging to the Company or its Affiliates, other than a routine deletion or alteration in the ordinary course of business or (ii) after February 13, 2006, you have not deleted or altered any documents, files or information in the Company laptop computer or BlackBerry, or duplicated, downloaded or otherwise retained any documents, files or other information belonging to the Company or its Affiliates, other than a routine deletion in the ordinary course of business. This subsection 3.1 shall not require you to return copies of documents that you provided to your legal counsel; provided that (1) such copies are used solely in representing you in any governmental investigation of or action against you; (2) you have delivered to the Company the originals of all such documents; (3) neither you nor your legal counsel shall use such copies for any purpose other than for your representation as described above and except as required by law or legal process; (4) neither you nor your legal counsel shall provide such copies (or disclose the contents thereof) to any other person or entity without the Company’s prior written consent; and (5) you or your counsel either destroy such copies or return them to the Company at the end of the investigation or related litigation.
     3.2. Assistance with Claims. You agree that, for a reasonable period after your Termination Date, and continuing until such time as the cases and investigations listed below are finally concluded, and in any event for a period of not less than twenty four (24) months after your Termination Date, you shall reasonably assist the Company and its Affiliates in the defense of any claims that may be made against the Company and/or its Affiliates, and shall assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any Affiliate, to the extent that such claims may relate to services performed by you for the Company or its Affiliates. The

Company shall consult with you, and make reasonable efforts to schedule such assistance so as not to materially disrupt your business and personal affairs. You agree, unless precluded by law, to promptly inform the Company in writing if you are asked to participate (or otherwise become involved) in any lawsuits involving such claims that may be filed against the Company or any Affiliate. You agree that you shall not provide consultation or cooperation to any person or entity whose interests are adverse to the interests of Company or the Affiliates in defending such litigation, except as otherwise provided by law or legal process. You also agree, unless precluded by law or by request of a governmental agency, to promptly inform the Company in writing if you are asked to assist in any investigation (whether governmental or private) of the Company or any Affiliate (or their actions), regardless of whether a lawsuit has then been filed against the Company or any Affiliate with respect to such investigation. The Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance to the Company, including travel expenses, in accordance with the Company’s reimbursement policy. The cases and investigations referred to in this subsection 3.2 are:
(a)	Brennan et al. v. Nash Finch Company.

(b)	Alfred A. Umberger Trust v. Nash Finch Company, et al.

(c)	Any case that is a consolidation of the cases that are named in (a) and (b) above.

(d)	Any investigation or inquiry conducted by the Securities Exchange Commission, or other governmental body, with the exception of routine employment charges of discrimination.

(e)	Any disputes with Roundy’s concerning the Company’s acquisition of certain of Roundy’s assets in 2005, including but not limited to claims by Roundy’s against the Company related to the purchase price, and claims by the Company against Roundy’s related to the acquisition.
Nothing in this subsection 3.2 shall prevent you from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving the Company or its Affiliates or from cooperating with any governmental investigation.
     3.3. Noncompetition and Disclosure. You agree that for the period beginning on your Termination Date and ending on the twelve (12) month anniversary of your Termination Date you will not, without the prior written consent of the Company, alone or in any capacity (other than by way of holding shares of a publicly traded company in an amount not exceeding five percent (5%) of the outstanding class or series so traded) with any other person or entity, directly or indirectly engage in competition with the Company or any Affiliate, in association with or as an officer, director, employee, principal, agent or consultant of or to SuperValu, Inc. or Spartan Stores, Inc.; however, the foregoing restriction shall not prevent you from affiliating with or becoming employed by a law firm that represents SuperValu, Inc. or Spartan Stores, Inc., provided that you do not personally represent or advise SuperValu, Inc. or Spartan Stores, Inc. prior to the twelve (12) month anniversary of your Termination Date. You warrant that, in so far as you are aware, you have not withheld or failed to disclose any material fact concerning matters which you were dealing with solely on behalf of the Company and its Affiliates prior to your Termination Date where withholding such material fact would reasonably be expected to be significantly detrimental to the financial results of the Company and its Affiliates as a whole and so far as you are aware you are not in breach of any material term (express or implied) of any agreement between you and the Company or any Affiliate.
     3.4. Non-Solicitation. You agree that for the period beginning on your Termination Date and ending on the twelve (12) month anniversary of your Termination Date, you will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one (1) year was, an employee of the Company or any Affiliate, nor will you assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one (1) year was, an employee of the Company or any Affiliate.
     3.5. Confidential Information. You agree that at all times:
(a)	To keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way, except (i) as may be required by the lawful order of a court or agency of competent jurisdiction or similar legal process, or (ii) as is requested by a governmental agency in the course of a governmental investigation, or (iii) to the extent that you have express written authorization from the Chief Executive Officer of the Company.
(b)	To the extent that any court or agency seeks to have you disclose Confidential Information, you shall promptly inform the Company, in writing, and you shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that you obtain information on behalf of the Company or any of the Affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, you shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
(c)	Nothing in the foregoing provisions of this subsection 3.5 shall be construed so as to prevent you from using, in connection with your employment for yourself or an employer other than the Company or any of the Affiliates, knowledge which was acquired by you during the course of your employment with the Company and the Affiliates, and which is generally known to persons of your experience in other companies in the same industry.
(d)	This subsection 3.5 shall not be construed to unreasonably restrict your ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Company and you as to whether information may be disclosed in accordance with this subsection (d), the matter shall be submitted to the tribunal for decision. Further, nothing in this subsection 3.5 shall prohibit you from disclosing Confidential Information to your own legal counsel as you deem appropriate and necessary in the context of the attorney-client relationship.

(e)	For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Affiliates which was acquired by or disclosed to you during the course of your employment with the Company, or during the course of your consultation with the Company following your Date of Termination (regardless of whether consultation is pursuant to subsection 3.2), and which the Company itself treated as sensitive and confidential information. For purposes of this Agreement, the term “Confidential Information” shall also include all non-public information concerning any other company that was shared with the Company or an Affiliate subject to an agreement to maintain the confidentiality of such information.
     3.6. Disparagement. You agree that you will not make any statement or disclosure (whether orally or in writing, including electronically) that disparages the Company or its Affiliates (or its or their employees, officers or directors) and is intended or reasonably likely to result in harm to the Company or its Affiliates (or its or their employees, officers or directors); provided that this subsection 3.6 shall in no way restrict your ability to testify truthfully as a witness or cooperate fully in any governmental investigation, your compliance with other legal obligations, your assertion of or defense against any claim of breach of this Agreement (including the Exhibits thereto and the referenced plans and arrangements), or your statements or disclosures to officers or directors of the Company or its Affiliates, and (b) shall not require you to make false statements or disclosures. The Company agrees that it shall not via a press release make any statement that disparages you; provided that the Company’s officers, directors, employees and agents shall at all times remain free to provide truthful testimony or other information to governmental agencies or in the course of any investigations, litigation or other legal proceedings. Upon this Agreement becoming final and binding as described in subsection 4.1, the Company shall instruct its officers and directors verbally (but not necessarily in writing) that they are prohibited from making disparaging statements about you to the press or in any other public forum (subject to their remaining free to provide truthful testimony and other information as described above).
     3.7. Effect of Covenants. Nothing in this Section 3 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Section. For the avoidance of doubt, it is recited here that the provisions of this Section 3 shall be subject to any applicable state bar requirements.
SECTION 4
RELEASE OF CLAIMS
     4.1. Waiver and Release. As part of this Agreement, and in consideration of the additional payments provided to you in accordance with this Agreement, you are required to execute the Executive Release and Waiver, in the form set forth as Exhibit 2 of this Agreement, which is attached to and forms a part of this Agreement (the “Executive Release”). This Agreement (including all Exhibits to this Agreement), and the commitments and obligations of all parties hereunder:

(a)	shall become final and binding immediately following the expiration of your right to revoke the execution of this Agreement in accordance with subsection 2(d) of Exhibit 2 (the Executive Release);

(b)	shall not become final and binding until the expiration of such right to revoke; and

(c)	shall not become final and binding if you revoke such execution.
     4.2. Benefits under Retention Letter and Change in Control Letter. You acknowledge and agree that you are not entitled to any benefits, and have no rights, under either the retention letter agreement between you and the Company dated September 15, 2005 (the “Retention Agreement”) or the change in control letter agreement between you and the Company dated January 13, 2003 (the “Change in Control Agreement”).
SECTION 5
MISCELLANEOUS
     5.1. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as you live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     5.2. Successors and Affiliates. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. For purposes of this Agreement, the term “Affiliate” means (a) any corporation, partnership, joint venture or other entity which, as of your Termination Date, owns, directly or indirectly, at least fifty percent (50%) of the voting power of all classes of stock of the Company (or any successor to the Company) entitled to vote; and (b) any corporation, partnership, joint venture or other entity in which, as of your Termination Date, at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause (a) next above.
     5.3. Effect of Breach. You acknowledge that the Company would be irreparably injured by your violation of the covenants of Section 3, and you agree that the Company and its Affiliates, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of the covenants in Section 3. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. In the event that you have breached any covenant in this Agreement, you shall forfeit all Severance Payments for periods after the date of such breach and your right to receive subsidized COBRA continuation coverage (but you shall not forfeit your right to receive COBRA continuation coverage at your expense in accordance with COBRA).

     5.4. Waiver of Breach. The waiver by the Company (or the Affiliates) of a breach of any provision of this Agreement by you shall not operate as or be deemed a waiver of any subsequent breach by the Company. Continuation of benefits hereunder by the Company following a breach by you of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.
     5.5. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified); provided, however, that if one or more provisions of Section 3, Section 4, or the Executive Release is invalid or unenforceable, the Company may, in its sole discretion, elect to have the entire Agreement treated as invalid and unenforceable.
     5.6. Other Agreements. Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between you and the Company and supersedes all prior agreements and understandings, written or oral, including, without limitation, the Change in Control Agreement, the Retention Agreement, and any other employment agreements that may have been made by and between you and the Company or its predecessors or Affiliates. As of your Termination Date, all rights, duties and obligations of both you and the Company pursuant to the Change in Control Agreement and Retention Letter terminated.
     5.7. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
(b)	in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or
(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:
to the Company:
Nash Finch Company
7600 France Avenue South
Edina, MN 55435
or to you:

Kathleen E. McDermott
29 East Churchill Drive
Salt Lake City, UT 84103
All notices to the Company shall be directed to the attention of the Secretary and General Counsel of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
     5.8. Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled in the federal courts of Minnesota if the prerequisites for diversity jurisdiction are met. If the federal courts do not have jurisdiction over the dispute, the controversy shall be resolved in the state courts of Minnesota.
     5.9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota, without regard to the conflict of law provisions of any state.
     5.10. Exhibits, Other Documents. Except as otherwise expressly provided in this Agreement, or except where the context clearly requires otherwise, all references in this Agreement to “the Agreement” or “this Agreement” shall be deemed to include references to each of the Exhibits to this Agreement. To the extent that the terms of this Agreement (including the Exhibits to this Agreement) provide that your rights or obligations set forth in this Agreement (including the Exhibits to this Agreement) are to be determined under, or are to be subject to, the terms of any other plan or other document, this Agreement (including the Exhibits to this Agreement) shall be deemed to incorporate by reference such plan or other document.
     5.11. Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.
     5.12. Definitions. Capitalized terms in this Agreement shall be defined as set forth in this Agreement.

     If you accept the terms of this Agreement, please indicate your acceptance by signing and returning a copy of this letter to the undersigned, along with a signed and notarized copy of Exhibit 2 (Executive Release).
Very truly yours,
NASH FINCH COMPANY

By:	/s/ Alec C. Covington

Its: President & CEO

Accepted and agreed to this 30th day of June, 2006.

/s/ Kathleen E. McDermott

Kathleen E. McDermott

EXHIBIT 1
SCHEDULE OF BENEFITS
This Schedule describes the benefits referenced in subsection 2.2(d) of the separation agreement between Kathleen E. McDermott (the “Executive”) and Nash Finch Company (the “Company”) dated June 16, 2006 (the “Separation Agreement”). This schedule is subject to the terms of the applicable benefit plans.
1.	The Executive has received all bonus amounts and payments to which she is entitled under the Nash Finch Company 2005 Executive Incentive Program (the “EIP”), and is entitled to no payments under the EIP for fiscal year 2005 or fiscal year 2006.
2.	All performance unit awards previously granted to the Executive under the Nash Finch Company Long-Term Incentive Program Utilizing Performance Unit Awards for any performance period that includes 2005 or 2006 were canceled as of the Termination Date.
3.	The Executive is scheduled to vest in two hundred ten (210) shares of restricted stock as of February 23, 2006, subject to payment by her of the applicable payroll tax withholding of $2,517.08. All other unvested restricted stock awards previously granted to the Executive were canceled as of the Termination Date.
4.	For plan year 2005, the Executive is eligible to receive a Company matching contribution to her account in the Nash Finch Company Profit Sharing Plan (the “Profit Sharing Plan”) in an amount equal to fifty percent (50%) of the lesser of (i) her contributions (other than “catch-up contributions”) to the Profit Sharing Plan for the 2005 plan year, or (ii) six percent (6%) of her eligible earnings for Plan purposes for the 2005 plan year. For plan year 2005, the Executive is also eligible to receive a profit sharing contribution to her account in the Profit Sharing Plan. The Executive is not eligible to receive a Company matching contribution or a profit sharing contribution to her account in the Profit Sharing Plan with respect to plan year 2006 or any plan year thereafter.
5.	The Executive did not vest in any portion of her account balance under the Nash Finch Company Supplemental Executive Retirement Plan (“SERP”), and the Executive will not receive a distribution under the SERP.
6.	The Executive will be entitled to the following distributions under the Nash Finch Company Income Deferral Plan (“IDP”) and Deferred Compensation Plan (“DCP”). The Executive’s IDP account balance was $171,147.30 as of February 28, 2006 (the “Valuation Date”), and such amount has been paid. The Executive’s DCP account balance was $$36,261.52 as of the Valuation Date, and such amount and any contributions to the account made after the Valuation Date, will be distributed as soon as practicable after the six-month anniversary of the Executive’s Termination Date.
7.	The Executive shall not be eligible for any long term disability coverage or benefits after her Termination Date except to the extent that the Executive is entitled by law to convert, at her own expense, the group disability policy coverage to an individual policy after the Termination Date.

8.	The Executive has been paid all accrued/unused vacation.

9.	The Executive is eligible for COBRA coverage under the arrangements listed below for the same levels of coverage as the Executive had in place on the Termination Date. The cost of such coverage to be made available to the Executive during the one- (1-) year period following the Termination Date pursuant to the Separation Agreement is to be the same as the cost paid by active employees for the same level of coverage. The current cost to employees is listed below next to the type of coverage the Executive elected. The cost of coverage for employees and the levels of coverage available may be revised by the Company from time to time, which will result in a corresponding revision in the Executive’s cost.

Medical — child weekly cost $16.73

Dental — employee plus child weekly cost $2.36

Vision — employee plus child weekly cost $2.21

10.	The Executive will be eligible for life insurance coverage under the Company’s group term life insurance policy until the one-year anniversary following the Termination Date or, if earlier, on the date on which she obtains other employment. The life insurance coverage shall be at the same level as the Executive had in place on the Termination Date. The current employee monthly cost for such coverage is $0. The cost of coverage for employees and the levels of coverage available may be revised by the Company from time to time, which will result in a corresponding revision in the Executive’s cost.

EXHIBIT 2
EXECUTIVE RELEASE AND WAIVER
     1. This document is attached to, is incorporated into, and forms a part of, the separation agreement dated June 16, 2006 (the “Agreement”) by and between Kathleen E. McDermott (the “Executive”) and Nash Finch Company (the “Company”). The Executive, on behalf of herself and the other Executive Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Release and Waiver, to the extent that the Claim arises out of or relates to the Executive’s employment by the Company and its Affiliates (including her service as an executive officer of the Company and its Affiliates) and/or the Executive’s termination or resignation therefrom. However, nothing in this Release and Waiver shall constitute a release of any Claims of the Executive (or other Executive Releasors) that may arise under the Agreement, or under the Indemnification Agreement dated April 16, 2002, or release any claims that may not lawfully be released.
For purposes of this Release and Waiver, the terms set forth below shall have the following meanings:
(a)	The term “Agreement” shall include the Agreement and the Exhibits thereto, and including the plans and arrangements under which the Executive is entitled to benefits in accordance with the Agreement and the Exhibits.
(b)	The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity (except for claims arising out of the Agreement), and Claims arising under (or alleged to have arisen under) (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans with Disabilities Act of 1990, as amended; (viii) The National Labor Relations Act, as amended; (ix) The Fair Labor Standards Act, as amended; (x) The Occupational Safety and Health Act, as amended; (xi) The Family and Medical Leave Act of 1993; (xii) the Minnesota Human Rights Act; (xiii) any state antidiscrimination law; (xiv) any state wage and hour law; (xv) any other local, state or federal law, regulation or ordinance; (xvi) any public policy, contract, tort, or common law; or (xvii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. The term “Claims” shall not include any claims for attorneys fees that the Executive may assert pursuant to this Agreement or the April 16, 2002 Indemnification Agreement.
(c)	The term “Company Releasees” shall include the Company and its Affiliates (as defined in the Agreement), and their officers, directors,

trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and its Affiliates, and insurers, and their predecessors and successors.
(d)	The term “Executive Releasors” shall include the Executive and her family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.
     2. The following provisions are applicable to and made a part of the Agreement and this Release and Waiver:
(a)	By this Release and Waiver, the Executive Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, which arises after the date of execution of this Release and Waiver.
(b)	In exchange for this Release and Waiver, the Executive hereby acknowledges that she has received separate consideration beyond that to which she is otherwise entitled under the Company’s policy or applicable law.
(c)	The Company hereby expressly advises the Executive to consult with an attorney of her choosing prior to executing this Release and Waiver.
(d)	The Executive has twenty-one (21) days from the date of presentment to consider whether or not to execute this Release and Waiver. In the event of such execution, the Executive has a further period of sixteen (16) days from the date of said execution in which to revoke said execution. This Release and Waiver will not become effective until expiration of such revocation period.
(e)	This Release and Waiver, and the commitments and obligations of all parties under the Agreement:
(i)	shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of this Release and Waiver in accordance with subsection 2(d) of this Exhibit 2;

(ii)	shall not become final and binding until the expiration of such right to revoke; and

(iii)	shall not become final and binding if the Executive revokes such execution.

     3. The Executive hereby acknowledges that she has carefully read and understands the terms of the Agreement and this Release and Waiver and each of her rights as set forth therein.

/s/ Kathleen E. McDermott Kathleen E. McDermott

Date: June 29, 2006

State of Utah
County of Salt Lake

Subscribed Before Me This

29th Day of June, 2006.

/s/ Kathleen L. Moroney	[Seal]

Notary Public